UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2005

Federal Realty Investment Trust

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-07533	52-0782497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1626 East Jefferson Street, Rockville, Maryland	20852-4041
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 301/998-8100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Mr. Joseph S. Vassalluzzo has been a member of the Board of Trustees of Federal Realty Investment Trust (“Trust”) since 2002 and currently serves as Chair of the Board’s Audit Committee. For more than 15 years, until his retirement on July 31, 2005, Mr. Vassalluzzo was employed by Staples, Inc., most recently as Vice Chairman, where he was responsible for overseeing Staples’ growth, both domestically and internationally. In that capacity, Mr. Vassalluzzo had primary responsibility for the evaluation of markets and all real estate site selections. Given this experience and his recent retirement from Staples, on July 28, 2005, the Board requested that while Mr. Vassalluzzo is a trustee, that he provide additional services to the Board with respect to evaluating prospective acquisitions and dispositions by the Trust. The Board determined that Mr. Vassalluzzo is uniquely qualified to provide these services in light of his extensive knowledge of the Trust’s core markets, shopping centers in those markets and retail real estate in general.

In exchange for providing these additional services, the Trust will make available to Mr. Vassalluzzo an office, for both Trust business and personal use, in the Trust’s regional office in Wynnewood, Pennsylvania, as well as administrative support and office equipment. The Trust has estimated the value of the office space and related administrative support and equipment usage to be in the range of $30,000 to $35,000 per year.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date: August 1, 2005	/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President-General Counsel and Secretary

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